Exhibit 99.1

Contacts:
Viking Systems, Inc.
Robert Mathews, EVP & CFO
508-366-3668 Ext. 8392

Porter, LeVay & Rose, Inc.
Michael Porter, President – Investor Relations
212-564-4700

VIKING SYSTEMS REPORTS SECOND QUARTER 2011 RESULTS

-Year-to-Date Sales Increase 44%; Cash Position Significantly Improved-

WESTBOROUGH, MA, August 4, 2011 - Viking Systems, Inc. (OTC BB:VKNG), a leading worldwide developer, manufacturer and marketer of 3D and 2D visualization solutions for complex minimally invasive surgery, today announced results for its second quarter ended June 30, 2011.  Year-to-date sales have increased 44% compared with the same period last year due to the launch of the Company’s new 3DHD system, and Viking’s cash position has significantly improved as a result of its recent $3.0 million financing.

Jed Kennedy, President and CEO of Viking Systems said, “During the second quarter we made significant inroads into recapitalizing the Company and securing funds to increase our marketing campaign.  We experienced improvements in our year-over-year sales, and also strengthened our Board of Directors.  As part of our increased emphasis on sales and marketing, we have hired a sales consultant to assist us in our sales process, and move us ahead to the next level, as we seek to bolster our sales both globally and domestically.”

“Additionally, I am pleased to note, our 3DHD Vision System  was used successfully in the first two human surgeries utilizing Terumo’s Kymerax™Precision Drive Articulating Surgical System during a minimally invasive surgery conducted at the Medical University Salzburg, Department of Urology .  The performing surgeon, Professor Gunter Janetschek, expressed his confidence in the system, noting that he believed this superior visualization will enable more surgeons to perform more complex minimally invasive procedures that will reduce trauma and improve clinical outcomes,” Mr. Kennedy added.

“We expect that as our sales and marketing efforts increase, so will our penetration of leading hospitals throughout the U.S. and abroad.  As an example, our 3DHD Vision System is being used by Washington University surgeons at Barnes Jewish Hospital in St. Louis, MO, which once again made the Honor Roll of Best Hospitals by U.S. News & World Report, ranking 11th nationally in 2011,” Mr. Kennedy continued.

He concluded, “Based on the number of clinical demonstrations and results thus far, we expect that system sales will continue to grow through the remainder of 2011 and beyond.”

Financial Highlights for the Quarter

•
Sales increased 25% to $2.5 million in the second quarter of 2011 from $2.0 million in the second quarter of 2010, resulting from improved sales of Vikings 3DHD Vision Systems. Year-to-date sales in 2011 increased 44% to $5.6 million compared with $3.9 million in the prior year.

•	The Company sold 16 of its recently released 3DHD systems during the quarter.

•
OEM product sales decreased $0.5 million during the second quarter of 2011 as compared with the second quarter of 2010, and was primarily due to a temporary delay in shipping $343,000 of orders for certain OEM products because of component availability issues related to the natural disaster in Japan during the first quarter 2011. The Company expects to ship all delayed product orders during the third quarter, and resume its normal delivery schedule.

•
Gross margin decreased in the quarter due to increased manufacturing overhead expenses as the Company ramps up capacity, lower overhead absorption due to lower OEM production volume and increased cost of sales related to investment in  3DHD service programs.

•
Operating expenses increased to $1.2 million during the quarter from $1.0 million in the second quarter of 2010 primarily due to increased sales and marketing expense and the promotional costs related to the new 3DHD system.

•
Net loss for the quarter was $0.9 million or $0.01 per share, compared with a net loss of $0.5 million or $0.01 per share in the second quarter of 2010.  The increase in net  loss is  due to lower gross profit combined with, increased selling and marketing expenses along with increased patent filing costs.

•	The Company raised $3.0 million from the sale of its common stock and warrants in a private placement completed in May 2011.

Business Update

During the quarter, Viking sold 16 of its recently-released 3DHD Vision Systems, bringing the number of systems shipped since the new system was launched in the fourth quarter of 2010 to 50.  Of the 16 3DHD systems sold during the second quarter, 8 were sold to customers and 8 were sold to distributors as demonstration systems.  As of June 30, 2011 the Company has  28 demonstration  systems deployed worldwide.   All of the customer system sales in 2011 have been in markets outside the United States where adoption of Viking’s new technology is happening more quickly than in the U.S. as the Company is finding that international markets have been more conditioned to the benefits of 3D visualization by the distributor network that was selling Viking’s predecessor 3D product.   While the Company believes that a majority of its 3DHD sales in 2011 will be from markets outside the U.S., it expects to receive orders from U.S. customers during the third quarter.  Demonstrations in the U.S. of salable product began in January 2011.

Of the  50 3DHD systems  shipped since December 2010, there are 28 demonstration systems, 18 customer systems, two “Center of Excellence” systems for which there was no charge, and two market development systems to third parties. Since nearly all customer sales require “hands-on” demonstrations, placement of these units is critical to future sales success. Additionally, since distributors are required to purchase demonstration systems, the Company believes those purchases represent distributor confidence in the product and their ability to generate future sales.

With the completion of the Company’s $3 million private placement in May 2011, Viking is deploying an aggressive marketing campaign for its 3DHD Vision System in both global and domestic markets.  In July 2011 the Company reached agreement with CJ Medical to distribute the Company’s 3DHD Vision Systems in the United Kingdom.

As previously announced, the Company expanded its Board of Directors from three to six members during the second quarter.  The three new Board members are Joseph De Perio, Hooks Johnston and Amy Paul.

The Company also reported that its distributor for the Korean market completed the product registration process for the 3DHD Vision System during the second quarter and can now begin selling product in that market.

About Viking Systems, Inc.

Viking Systems, Inc. is a leading worldwide developer, manufacturer and marketer of 3D and 2D visualization solutions for complex minimally invasive surgery.  It actively markets and sells the only stand alone, FDA cleared, cost-effective 3D system for use in minimally invasive laparoscopic surgery.  Viking partners with medical device companies and healthcare facilities to provide surgeons with proprietary visualization systems enabling minimally invasive surgical procedures, which reduce patient trauma and recovery time. Viking, through its OEM products business, also designs and manufactures surgical vision systems and components for several leading medical instrument companies worldwide. For more information, please visit our website at www.vikingsystems.com.

This press release contains forward-looking statements. These forward-looking statements are estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors as described in our annual report on Form 10-K under the heading "Risk Factors" as updated from time to time by our quarterly reports on Form 10-Q and our other filings with the Securities and Exchange Commission. Statements concerning forecasts, revenue growth, profitability, production and shipment of units, future financial results, and statements using words such as "estimate", "project", "plan", "intend", "expect", "anticipate", "believe" and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

VIKING SYSTEMS, INC.
Condensed Balance Sheets

Assets	June 30,	December 31,
	2011	2010
	(Unaudited)
Current assets:
Cash and cash equivalents	$2,939,513	$950,285
Accounts receivable, net	1,200,055	1,008,042
Inventories, net	1,922,758	1,619,094
Prepaid expenses and other current assets	98,685	184,842
Total current assets	6,161,011	3,762,263

Property and equipment, net	443,978	365,302
Intangible assets, net	35,000	70,000
Total assets	$6,639,989	$4,197,565

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$1,401,502	$1,408,109
Accrued expenses	970,387	794,633
Deferred revenue	157,514	55,119
Total current liabilities	2,529,403	2,257,861

Total stockholders' equity	4,110,586	1,939,704
Total liabilities and stockholders' equity	$6,639,989	$4,197,565

 VIKING SYSTEMS, INC.
Statements of Operations -Unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Sales, net	$2,509,079	2,005,323	$5,631,673	$3,920,396
Cost of sales	2,124,489	1,458,469	4,595,325	2,872,608

Gross profit	384,590	546,854	1,036,348	1,047,788

Operating expenses:
Selling and marketing	455,120	207,266	933,483	413,869
Research and development	362,670	411,624	618,633	618,405
General and administrative	427,272	379,538	861,137	762,574
Total operating expenses	1,245,062	998,428	2,413,253	1,794,848
Operating loss	(860,472)	(451,574)	(1,376,905)	(747,060)

Total other income (expense)	344	724	70,522	760
Net loss	$(860,128)	(450,850)	$(1,306,383)	$(746,300)

Net loss per share - basic and diluted	$(0.01)	(0.01)	$(0.02)	$(0.02)

Weighted average shares - basic and diluted	66,920,426	50,446,414	62,948,738	48,188,537

Operating Loss Before Non-Cash Charges

Management assesses operational performance and improvement by measuring and reporting our operating loss before noncash charges. Management believes this non-GAAP metric is useful in understanding our ability to generate cash, before consideration of working capital or capital expenditure needs.

A reconciliation of net loss in accordance with U.S. generally accepted accounting principles, or GAAP, to the non-GAAP measure of operating loss before non-cash charges is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net loss, as reported	$(860,128)	$(450,850)	$(1,306,383)	$(746,300)
Adjustments:
Total other (income)/expense	(344)	(724)	(70,522)	(760)
Operating loss, as reported	(860,472)	(451,574)	(1,376,905)	(747,060)
Non-cash stock option expense	103,628	98,419	199,925	194,029
Depreciation and amortization	91,058	28,149	169,633	58,666
Operating loss before non-cash charges	$(665,786)	$(325,006)	$(1,007,347)	$(494,365)